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                                                                   EXHIBIT 10.14

                                    SUBLEASE

                              DATED: APRIL 3, 1996

1. PARTIES

        This Sublease is entered into by and between KLP PROPERTIES, INC., a California "S" Corporation, Sublessor, and FAULTLINE BREWING COMPANY, INC., a California "S" Corporation, Sublessee, as a Sublease under the Master Lease dated December 28, 1995, entered into by PETER VASCONI and THE "JAMES AND MAURA BELKA TRUST" U/A/D December 12, 1984, as to The Survivor's Trust, dba VASCONI/BELKA PARTNERSHIP as Lessor, and Sublessor under this Sublease as Lessee; a copy of the Master Lease is attached hereto as "Exhibit B".

2. PROVISIONS CONSTITUTING SUBLEASE

        (a) This Sublease is subject to all of the terms and conditions of the Master Lease in Exhibit B and Sublessee shall assume and perform the obligations of Sublessor ("Lessee") in said Master Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease. In the event of the termination of Sublessor's interest as Lessee under the Master Lease for any reason (except for any uncured default of Sublessor, which offers Sublessee rights of attornment as provided in the Master Lease), then this Sublease shall terminate coincidentally therewith without any liability of Sublessor to Sublessee.

        (b) All of the terms and conditions contained in the Exhibit B Master Lease are incorporated herein, except for Section 6, regarding the amount and payment of Minimum Rent, and the formula for Minimum Rent Adjustments; Section 9(i), regarding return of Security Deposit after the first twelve (12) months;
Section 21, regarding Assignment and Subletting; Section 28(a), regarding public liability and property damage insurance limits; Section 29(e), regarding abatement of rent during repairs due to damage from an insured casualty; Section 30, regarding abatement of rent during repairs due to damage from an uninsured casualty; Section 34, regarding the distribution of awards made under condemnation, and the abatement of rent in the event of temporary or permanent partial taking; Section 41, Right of First Refusal to Purchase Premises; Section 42, regarding the time frames established for giving written notice and the determination of Minimum Rent for Option Periods; Section 43, Lease Guarantee; and Section 44, Broker's Fees, as terms and conditions of this Sublease (with each reference therein to Lessor and Lessee to be deemed to refer to Sublessor and Sublessee) and, along with all of the Sections set forth in this Sublease, shall be the complete terms and conditions of this Sublease. Where any of the terms and conditions of the Master Lease differ or conflict with those set forth in this Sublease, the terms and conditions of this Sublease shall prevail.

3. PREMISES

        Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described Premises together with the appurtenances, situated in the City of Walnut Creek, County of Contra Costa, State of California, commonly known as 1536 Cypress Avenue, consisting of a commercial building of approximately 7,800 square feet, plus mezzanine, and adjacent vehicle parking area (A.P.N. 178-172-005-5).

4. TERM

        The Term of this Sublease shall be for a period of one hundred eighty
(180) months, and shall commence one hundred eighty (180) days after Sublessee's receipt of a building permit from the City of Walnut Creek, upon the opening of Sublessee's business, or August 1, 1996, whichever is the first to occur. Upon commencement, the parties shall execute a memorandum setting forth the actual Commencement and Termination Dates of the Sublease Term.

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5. MINIMUM RENT

        (a) Sublessee shall pay to sublessor as Minimum Rent, without deduction, setoff, notice or demand, at the address set forth herein for notices, or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the sum of Sixteen Thousand and 00/100 Dollars ($16,000.00) per month, ($192,000.00 per year), which sum is subject to adjustments as provided in Section 6, of this Sublease below, in advance on the first day of each month of the Sublease Term. Sublessee shall pay to Sublessor upon execution of this Sublease the sum of Sixteen Thousand and 00/100 Dollars ($16,000.00) as rent for the first full month of the Sublease Term. If the Sublease Term begins or ends on a day other than the first or last day of a month, the Minimum Rent for the partial months shall be prorated on a per diem basis.

        (b) Sublessor agrees to use its best efforts to obtain an abatement of Minimum Rent from Lessor for the month of August, 1996, provided Sublessee has diligently, and in good faith, pursued completion of its contemplated renovation of the Premises, but due to delays beyond its control, is unable to complete such renovation and open for business by August 1, 1996. Should Lessor grant such abatement of Minimum Rent to Sublessor/Lessee, Sublessor shall fully abate the Minimum Rent due hereunder for the month of August, 1996. In the event that Lessor does not grant Sublessor/Lessee such abatement of Minimum Rent, and provided Sublessee has diligently, and in good faith, pursued completion of said renovation, but due to delays beyond its control, is unable to complete such renovation and open for business by August 1, 1996, Sublessee shall only be required to pay Minimum Rent to Sublessor, in an amount equal to that required to be paid by Sublessor/Lessee to Lessor under the Master Lease, for the month of August, 1996. In any event, payment of the full Minimum Rent set forth is
Section 5.(a) above, shall commence September 1, 1996, or upon Sublessee's opening of business, whichever is the first to occur. The provisions of this
Section 5. (b) shall have no effect upon the commencement or termination dates of the Sublease Term, which shall take effect as set forth in Section 4. hereunder.

6. MINIMUM RENT ADJUSTMENTS

        The Minimum Rent set forth above shall be subject to adjustment on the commencement of the sixty-first (61st) month and the one hundred twenty-first (121st) month of the Sublease Term (the "Adjustment Dates"), pursuant to the corresponding increase in the "Index," set forth in Paragraph 6.(b)(1) of the Master Lease, which has occurred during the five year period immediately preceding the Adjustment Date, subject to the following restrictions: regardless of the actual increase in the Index during the five year period immediately preceding the Adjustment Date, the adjustment to the Minimum Rent at each Adjustment Date shall not be less than the cumulative effect of a three percent (3%) annual increase (15.93%), and shall not be greater than the cumulative effect of a six percent (6%) annual increase (33.82%).

7. PERCENTAGE RENT

        (a) PERCENTAGE RENT. In addition to the Minimum Rent, Sublessee shall pay to Sublessor, during each Lease Year, a sum ("Percentage Rent") equal to the amount, if any, by which six percent (6%) of Sublessee's Gross Receipts (as defined below) exceeds the annual Minimum Rent for that Lease Year. The Percentage Rent shall be computed for each calendar quarter and shall be paid, on or before the twentieth (20th) day of the calendar month immediately following the close of each such quarterly period, in the amount by which the Percentage Rent computed for the quarterly period exceeds the installments of Minimum Rent paid by Sublessee during such quarterly period, provided, however, that the Percentage Rent for the last whole or partial quarterly period at the end of the Sublease Term shall be due within twenty (20) days after the end of the Sublease Term. Sublessee shall submit a report of Gross Receipts on or before each Percentage Rent payment date, as described herein. Within sixty (60) days after the close of each calendar year, Sublessor shall prepare a statement of the total Percentage Rent and Minimum Rent due for such calendar year. If the Percentage Rent paid by Sublessee has exceeded the amount due, when aggregated over the calendar year, the overpayment shall be credited against the next payment of Minimum or Percentage Rent due hereunder; and if the Percentage Rent paid by Sublessee is less than the amount due, Sublessee shall pay the difference within ten (10) days after receipt of Sublessor's statement.



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        (b) GROSS RECEIPTS DEFINED. The term "Gross Receipts" as used herein is defined to mean gross sales of Sublessee and of all licensees, concessionaires and subtenants, from all business conducted upon or from the Premises, and whether businesses be conducted by Sublessee or any licensees, concessionaires or subtenants, and whether such sales be evidenced by cash, check, credit, charge account, exchange or otherwise, and shall include, but not be limited to, the amounts received from the sale of food, non-alcoholic beverages, alcoholic beverages, beer and wine, goods, wares, merchandise and services performed on or at the Premises, together with the amount of all orders taken or received at the Premises, whether such orders be filled from the Premises or elsewhere, and whether such sales be made by means of merchandise or other vending devices in the Premises. (Specifically excluded from the definition of "Gross Receipts" for the purpose of calculating Percentage Rent due hereunder shall be; (i) the non-retail sale of beer, brewed on the Premises, to non-related vendors or resellers, or any beer brewed on the Premises and distributed to another restaurant owned by Sublessee for sale and consumption at such other restaurant location, (ii) any fees earned from the licensing of Sublessee's name or logo to a non-related vendor or reseller for the purpose of off-site sales of merchandise, and (iii) the value of any complimentary food, beverage or merchandise provided to customers on the Premises). If any one or more departments or other divisions of Sublessee's business shall be sublet by Sublessee or conducted by any person, firm or corporation other than Sublessee, then there shall be included in Gross Receipts for the purpose of fixing the Percentage Rent payable hereunder all the gross sales of such departments or divisions, whether such sales be made at the Premises or elsewhere, in the same manner and with the same effect as if the business or sales of such departments and divisions of Sublessee's business had been conducted by Sublessee itself. Gross Receipts shall not include the amount of any sales, use or gross receipts tax imposed by any federal, state, municipal or governmental authority directly on sales and collected from customers, provided that the amount thereof is added to the sales price or included therein, and paid by Sublessee to such governmental authority.

        (c) SUBLESSEE'S RECORDS. For the purpose of ascertaining the amount payable as rent, Sublessee agrees to prepare and keep on the Premises, for at least two (2) years following the end of each Lease Year, adequate records which show daily receipts from all sales and other transactions on the Premises by Sublessee and any other persons conducting any business on the Premises. Sublessee shall record at the time of each sale all receipts from sales or other transactions, whether for cash or credit, in a cash register or in cash registers having a cumulative total which shall be sealed in a manner approved by Sublessor, and having such other features as shall be approved by Sublessor. Sublessee further agrees to keep on the Premises, for at least two (2) years following the end of each Lease Year, all pertinent original sales records, which would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Sublessee's sales, and such records of any subtenants, assignees, concessionaires, or licensees.

        (d) REPORTS BY SUBLESSEE. Within twenty (20) days after the end of each calendar quarter during the Sublease Term, and within twenty (20) days after the expiration or termination of the Sublease Term, Sublessee shall furnish to Sublessor at the place then fixed for the payment of rent, a statement in writing, certified by Sublessee to be correct, showing in reasonably accurate detail the amount of Gross Receipts for each calendar month during the preceding calendar quarter. Sublessee shall submit to Sublessor on or before the sixtieth
(60th) day following the end of each calendar year at the place then fixed for the payment of rent a certified copy of Sublessee's sales tax return and a statement in writing, certified by Sublessee to be correct, showing the total amount of Gross Receipts during the preceding calendar year. The statements referred to herein shall be in such form and contain such details as Sublessor may reasonably determine.

        (e) RIGHT TO EXAMINE BOOKS/AUDIT. Sublessor's acceptance of payments of Percentage Rent shall be without prejudice to Sublessor's right to an examination of Sublessee's books and records of its Gross Receipts and tax returns in order to verify the amount of annual Gross Receipts received by the Sublessee. At its option, Sublessor may cause, at any reasonable time upon fifteen (15) days prior written notice to Sublessee, a complete audit to be made of Sublessee's entire business affairs and records relating to the Premises for the period covered by any statement issued by Sublessee as set forth above. If such audit discloses a liability for rent to the extent of five percent (5%) or more in excess of the rent previously computed and paid by Sublessee for such period, Sublessee shall promptly pay to Sublessor the cost of said audit in addition to the deficiency, which deficiency shall be paid in any event within ten (10) days after Sublessee's receipt of notice of the deficiency together with interest thereon computed



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at one percent (1%) per month. In addition, Sublessor, at its option, may treat
Sublessee's conduct as a default under this Sublease, and Sublessor shall have the remedies provided hereunder as a result of such default. Any information obtained by Sublessor as a result of such audit shall be held in strict confidence by Sublessor, save and except in connection with proceedings or actions to enforce Sublessee's payment of any deficiencies.

8. USE OF PREMISES

        The Premises shall be used and occupied only for a high quality restaurant operation, including the on-site production, sale and consumption of micro-brewed beer, off-site sales of micro-brewed beer, sales of promotional items, restaurant and night club entertainment, and associated activities, and for no other use or purpose without the prior written consent of Sublessor first had and obtained.

9. TAXES

        Sublessee shall pay, at least ten (10) days prior to delinquency, all real property taxes and assessments, including assessments for improvements and/or personal property, pursuant to the terms of the Master Lease.

10. INSURANCE

        Sublessee shall provide and maintain at its sole cost and expense, all insurance required of Sublessor, as Lessee under the Master Lease, subject to the following modifications:

        (a) The minimum coverage limits for Public Liability and Property Damage required of Lessee in Paragraph 28.(a) of the Master Lease shall be increased to $3,000,000 for Single Combined Liability, and $800,000 for Property Damage.

        (b) Sublessee's policy shall include coverage for Sublessor's loss of rental income for a period of not less than one year.

        (c) All policies shall provide for Lessor and Sublessor as additional insured.

11. REPAIRS AND MAINTENANCE

        Sublessee shall repair and maintain the Premises and every part thereof, at its sole cost and expense, pursuant to the terms of the Master Lease, and neither Lessor nor Sublessor shall have any obligation in any manner whatsoever to repair or maintain the Premises, the improvements located thereon, or the equipment therein, whether structural or nonstructural, all of which obligations are intended to be that of Sublessee.

12. UTILITY SERVICES

        All utility services provided to the Premises shall be billed directly to, and paid for by Sublessee pursuant to the terms of the Master Lease.

13. EARLY POSSESSION

        Sublessee shall be permitted to occupy the Premises prior to the commencement date for the purpose of conducting and completing the renovation contemplated under this Sublease for operation of Sublessee's business. Such occupancy and possession shall be subject to all of the provisions of this Sublease and the Master Lease, excepting only the payment of Minimum Rent. Possession will be tendered to Sublessee upon Sublessor's receipt of the insurance certificates required hereunder for Sublessee's occupancy and renovation of the Premises.

14. CONDITION OF PREMISES (HAZARDOUS MATERIALS)

        (a) Except as otherwise provided in the Master Lease with respect to any unknown "Hazardous Materials" (defined as, any "Hazardous Waste" or "Hazardous Substance" as defined in accordance with the California Health and Safety Code and/or any other state or federal statute, ordinance or regulation now or hereafter enacted), Sublessee hereby accepts the Premises "AS IS" in their present condition. Sublessee acknowledges its awareness of the



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presence of asbestos in the floor tiles and the ceiling of the Premises, and that certain light fixtures in or about the Premises may contain PCB's. Sublessee hereby assumes all responsibility, including the cost thereof, for the removal and abatement of all said asbestos and PCB's, in compliance with all applicable state and federal regulations, pursuant to the terms of the Master Lease.

        (b) Sublessee agrees not to use or permit to be used, store, transported to, or maintained on the Premises, for however briefly, any Hazardous Materials. Should such Hazardous Materials be discovered, at any time, upon, within or below the Premises, Sublessee shall take all steps necessary, at Sublessee's sole cost and expense, to promptly remove and abate any such Hazardous Materials brought to the Premises as a result of Sublessee's conduct, pursuant to the terms of the Master Lease.

        (c) In the event that Hazardous Materials, other than those specified in subparagraphs (a) and (b) above, are discovered upon, within or below the Premises, and it is determined that such Hazardous Materials are not a result of Sublessee's conduct, the abatement of such Hazardous Materials shall be handled as provided in Section 15. of the Master Lease. Should the removal or abatement process of Hazardous Materials other than those identified in subparagraphs (a) and (b) above, prevent or impair Sublessee's operation of business in the Premises, the Minimum Rent called for in this Sublease shall be abated, and Sublessee shall pay only Percentage Rent as set forth is Section 7. of this Sublease, with respect to Cross Receipts from business conducted in or upon the Premises, during such time.

15. RENOVATION AND IMPROVEMENTS

        The parties acknowledge and agree that Sublessee shall perform a substantial renovation of the Premises, at its sole cost and expense, which renovation shall include, but is not limited to, seismic and structural upgrades, interior and exterior modifications, utility installations and upgrades, landscaping, sitework, etc. ("Improvements"). All Improvements shall be diligently performed and installed by Sublessee, or Sublessee's contractors, in accordance with plans and specifications prepared by Sublessee's architect, reasonably approved by Lessor and Sublessor, pursuant to the terms of the Master Lease.

16. FEES AND PERMITS

        All fees and permits required for Sublessee's renovation, improvement, occupancy and use of the Premises shall be obtained by, and at the sole cost and expense of, Sublessee.

17. SECURITY DEPOSIT

        Within three (3) days of Walnut Creek Design Review Commission's approval of Sublessee's planned improvements of the Premises, Sublessee shall deposit with Sublessor the sum of Sixteen Thousand and 00/100 Dollars ($16,000.00) as security for Sublessee's faithful performance of Sublessee's obligations hereunder ("Security Deposit"). If Sublessee fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee's default or breach, or for any loss or damage sustained by Sublessor as a result of Sublessee's default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee's failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within ten (10) days after the Sublease term has expired, or Sublessee has vacated the Premises, or any final adjustments have been made, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not heretofore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee's interest hereunder.



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18. ASSIGNMENT AND SUBLETTING

        (a) SUBLESSOR'S CONSENT. Sublessee shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer ("transfer") all or any portion of the Premises or its interest in this Sublease without Sublessor's prior written consent (except as specifically provided in Sections 18.(c), 22.(a) and 22(b) of this Sublease), which consent shall not be unreasonably withheld. The withholding of Sublessor's consent to any transfer will be deemed to have been reasonable where based upon the following, which list is not exclusive:

                (i) Sublessee is then in default of any of the terms of this Sublease;

                (ii) The intended unlawful use of the Premises by the proposed transferee;

                (iii) The financial inadequacy or irresponsibility of the proposed transferee, in Sublessor's reasonable discretion. (Any proposed transferee who satisfies the financial requirements set forth in Section 18.(b)(i), below, shall be deemed to have satisfied this condition.)

Any attempted transfer without Sublessor's consent shall be void and shall constitute a breach of this Sublease. If Sublessee is a partnership, any cumulative transfer of more than twenty percent (20%) of the partnership interests shall require Sublessor's consent. If Sublessee is a corporation, any cumulative transfer of more than fifty percent (50%) of the voting stock of the corporation shall require Sublessor's consent. No transfer shall affect or alter the permitted uses described in Section 8. of this Sublease. (Notwithstanding the foregoing, Sublessor's consent shall not be required in the event that Sublessee conducts a public offering and sale of corporate stock which results in a cumulative transfer of less than eighty percent (80%) of the voting stock of the corporation.)

        (b) RELEASE OF LIABILITY. In the event Sublessee assigns its entire interest in this Sublease, and provided Sublessor has consented to such assignment as provided in Section 18.(a) above, Sublessee and Guarantor(s) shall be released from any and all liability under this Sublease (as specifically provided hereinbelow and in Section 15(b) of the Guarantee Agreement) at such time as each of the conditions set forth below have been fully satisfied:

                (i) The proposed assignee shall have a verifiable net worth of at least Five Million Dollars ($5,000,000);

                (ii) The proposed assignee shall have experience in the fields of restaurant operation and management, equal to or greater than that of Sublessee;

                (iii) In the event that the assignee's "Gross Receipts" are insufficient to generate payment of Percentage Rent, under Section 7. of this Sublease, in an amount equal to or greater than the difference, if any, between the annual Minimum Rent actually due under the Sublease, and the average of the annual aggregate rent (including Percentage Rent) actually paid by Sublessee to Sublessor during the three calendar years immediately preceding the date of the assignment, then during the two (2) years immediately following the effective date of the assignment, Sublessee shall pay to Sublessor no later than ten (10) days following receipt of written notice from Sublessor, the amount of any deficiency between the annual aggregate rent (including Percentage Rent, if any), for which assignee is liable, and the average of the annual aggregate rent (including Percentage Rent) actually paid by Sublessee to Sublessor during the three
                        (3) calendar years immediately preceding the date of the assignment.

                        For example: if such assignment occurs on January 1, 1999, with the then current annual Minimum Rent at $200,000 per year, and the average annual aggregate rent (including Percentage Rent) for the preceding 3 years at $220,000 per year, assuming assignee has incurred no liability for Percentage Rent, Sublessee would pay to Sublessor the difference of $20,000 for the calendar year 1999. In the event that the annual Minimum Rent is increased to $210,000 on January 1, 2000, Sublessee would pay to Sublessor $10,000 for the calendar year 2000.



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Provided, and for so long as, each of the conditions set forth hereinabove, are fully complied with, then the total combined liability of Sublessee and Guarantor(s) for Minimum Rent, Percentage Rent (as set forth in 18(b)(iii), above) and/or any other default of any assignee or sub-sublessee which results in monetary damages, shall be limited in amount to a sum equal to one calendar year's Minimum Rent under the Sublease at the rate in effect at the time of any default under the Sublease by any assignee or sub-sublessee. The duration of Sublessee's and Guarantor(s)' continuing liability shall be limited in time to a period of two (2) years from the effective date of the transfer provided there is no default by the assignee or sub-sublessee during said period. Should the assignee or sub-sublessee default under any of the terms of the Sublease during said two year period, and such default is not cured within fifteen (15) days after receipt of written notice from Sublessor to Sublessee and assignee, then, for each such default, the duration of Sublessee's and Guarantor(s)' continuing liability hereunder shall be extended for an additional twelve (12) month period beyond the initial two year period.

        (c) Sublessor hereby expressly consents to Sublessee obtaining financing for the renovation and improvements described in Paragraph 15 herein, in an amount not to exceed One Million Dollars ($1,000,000) which may be secured by such fixture filings as may be determined by the lender as well as by a collateral assignment, or other such security interest in Sublessee's interest in this Sublease on such terms and conditions as Sublessee and/or the lender shall determine; provided, however, that any such security interest in Sublessee's interest in this Sublease, shall be subject to Sublessor's prior written approval, which shall not be unreasonably withheld, and shaft contain, in addition to such other provisions for the protection of Sublessor's interest as Sublessor may reasonably require, provisions in a form acceptable to Sublessor, requiring the lender, upon foreclosure of its security interest in Sublessee's interest in this Sublease to attorn, as substitute and successor Sublessee under this Sublease, to Sublessor and to assume and faithfully perform all of Sublessee's duties and obligations under this Sublease, including the timely payment of rent, for the balance of the then unexpired term of the Sublease. No such assumption or attornment by the lender shall operate, result in or otherwise be deemed or construed to release or relieve Sublessee, or any Guarantor, from their respective obligations under this Sublease, or any Guarantee thereof, it being specifically understood and agreed that the obligations of Sublessee, and any Guarantor, hereunder shall remain in full force and effect and wholly unaffected by foreclosure of any lender's security interest in this Sublease and/or such foreclosing lender's acceptance of Sublessee's responsibilities and obligations hereunder.

        (d) Sublessee's request for consent to any transfer shall be accompanied by a written statement setting forth the details of the proposed transfer, including the name, business and financial condition of the transferee, financial details of the proposed transfer (e.g., the term, the rent and the Security Deposit payable under any assignment or sublease), and any other related information which Sublessor may reasonably require. Sublessor shall have the right: (i) to withhold consent to the transfer, if reasonable; or (ii), to grant consent. Sublessor may require any permitted transferee to make rental payments directly to Sublessor, in the amount of rent due hereunder. If Sublessor is requested to consent to a transfer hereunder, Sublessee shall promptly pay all reasonable costs and expenses (legal and accounting) incurred by Sublessor in connection with such request, whether or not Sublessor consents to such transfer, which fees shall not exceed Five Hundred Dollars ($500.00) per request.

        (e) No permitted transfer shall release or change Sublessee's primary liability, or any Guarantor's liability, to pay the rent and to perform all other obligations of Sublessee under this Sublease, except pursuant to the conditions of Subparagraph 18.(b) above, and/or the provisions of the Sublease Guarantee provided hereunder. Sublessor's acceptance of rent from any other person is not a waiver of any provision of this Section 18. or a consent to transfer. Consent to one transfer is not a consent to any subsequent transfer. If Sublessee's transferee defaults under this Sublease, Sublessor may proceed directly against Sublessee, or any guarantor, without notice to Sublessee, or any Guarantor, and without pursuing remedies against the transferee. Sublessor may consent to subsequent assignments or modifications of this Sublease by Sublessee's transferee, without notifying Sublessee, or any guarantor, or obtaining its consent, and such action shall not relieve Sublessee's liability, or any guarantor's liability, under this Sublease.

        (f) No merger shall result from a transfer pursuant to this Section 18., Sublessee's surrender of this Sublease, or a mutual cancellation of this Sublease in any other manner. In any such event, Sublessor may either terminate any or all subleases or succeed to the interest of Sublessee thereunder.



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19. DAMAGE AND DESTRUCTION

        In the event that the Premises are damaged or destroyed, in part or in whole, by an insured casualty, Sublessee shall forthwith make all necessary repairs and/or restoration to the Premises as set forth in Section 29.(e) of the Master Lease. In the event the Premises are damaged or destroyed by an uninsured casualty, Sublessee shall have all the rights and obligations of Sublessor/Lessee set forth in Section 30. of the Master Lease. In either event this Sublease shall continue in full force and effect, subject to the provisions of Section 30. of the Master Lease, and provided Sublessee is not then in default under the terms of this Sublease, the Minimum Rent payable by Sublessee to Sublessor shall be abated, and Sublessee shall pay only Percentage Rent as set forth in Section 7. of this Sublease, with respect to any Gross Receipts from business conducted in or upon the Premises, from the date of the casualty until the date of substantial completion of any required repairs or restoration, unless such damage or destruction is caused by the negligence or willful misconduct of Sublessee, its representatives or visitors. The abatement of Minimum Rent shall not apply to Sublessee's insurance carrier's requirements to pay rent under Section 10. of this Sublease for insured events or casualties.

20. CONDEMNATION

        (a) In the event that there is a total or partial taking of the Premises ("condemnation") under the powers of eminent domain during the Sublease Term, or any extensions thereof, then provided Sublessee is not in default under the terms of this Sublease, Sublessee shall be entitled to receive the portion of any award made for such total or partial taking provided to Sublessor/Lessee set forth in Sections 34.(a)(2) and 34.(b)(2) of the Master Lease. The remaining balance and all other awards for such total or partial taking shall be the sole property of Lessor and Sublessor/Lessee pursuant to Section 34. of the Master Lease, and Sublessee shall have no further claim thereof.

        (b) If any portion of the Premises is permanently taken in a condemnation or is rendered temporarily or permanently untenantable due to any condemnation, or any repairs necessitated by the taking, and this Sublease is not terminated pursuant to the provisions of Section 34. of the Master Lease, then provided Sublessee is not in default under the terms of this Sublease, the Minimum Rent payable hereunder shall be abated as of the date of the taking, and Sublessee shall pay only Percentage Rent as set forth in Section 7. of this Sublease, with respect to Gross Receipts from business conducted in or upon the Premises, until such time as any necessary repairs are substantially completed, or in the case of a permanent taking, for the balance of the Sublease Term.

21. DEFAULT

        In addition to the definition provided in the Master Lease of events which constitute a default of this Sublease, any Event of Bankruptcy occurring as defined below shall also constitute a default of this Sublease, and shall, along with the events of default set forth in the Master Lease, be subject to the remedies provided to Sublessor pursuant to the Master Lease.

An Event of Bankruptcy is defined as:

        (a) A petition is filed by Sublessee for an order of relief under Federal Bankruptcy Code or an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and is not dismissed within thirty
(30) days;

        (b) Sublessee makes a general assignment for the benefit of creditors;

        (c) Sublessee consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Sublease, unless released or satisfied within sixty (60) days.

22. LANDLORD SUBORDINATION

        (a) Provided that Sublessee shall not be in default under the terms of this Sublease, at any time during the term hereof, upon Sublessee's written request, Sublessor, and Lessor (as evidenced by Lessor's signature herein below) agree to subordinate their respective liens and security interests, if any they may have, in and to any trade fixtures, equipment and/or personalty ("equipment") acquired or leased by Sublessee for use on the Premises, to the lien of any third party who lends money to Sublessee for purposes of Sublessee's acquisition of such equipment or to the lease of any third party from whom Sublessee has leased such equipment. No such subordination as to any one item of equipment shall operate to impair or otherwise be deemed to cause or result in any impairment of any other lien or security interest of Lessor or Sublessor.

        (b) Lessor's consent shall be conditioned upon there then being no default by Lessee/ Sublessor in its performance of the Master Lease terms and also contingent upon receiving from the third party supplier, lender or personal property lessor an agreement in writing that: (i) said third party will remove the personal property from the Premises before the expiration of the Lease Term, or within thirty (30) days after the termination of the Lease Term, and if such property is not removed within said thirty (30) day period, the third party shall waive any rights they may have had to the personal property; (ii) said third party will repair any damage to the leasehold Premises resulting from the removal of the personal property.

23. OPTION(S) TO EXTEND

        Provided Sublessee is not then in default under the terms of this Sublease, Sublessee shall have the Option to Extend the Term of this Sublease for three (3) additional periods of five (5) years each, and one (1) final period of four (4) years, all to run in concurrence with Sublessor's Options under the Master Lease. Said Options must be exercised, if at all, by Sublessee giving written notice to Sublessor at least two hundred seventy (270) days prior to the expiration of the Sublease Term or Option Period, and shall be subject to all of the terms and conditions of this Sublease and Master Lease except that the Minimum Rent shall be adjusted, at the commencement of each Option Period, pursuant to the adjustment formula established in Section 6. of this Sublease. Upon Sublessee's exercise of any Options provided herein, Sublessor shall exercise the corresponding Option held by Sublessor under the Master Lease. Sublessee acknowledges that time is of the essence with regard to the notice periods established herein, and that Sublessee's failure to act within the required time frames hereunder will result in the immediate forfeiture of Sublessee's rights to any and all future Options to Extend.

24. SUBLEASE GUARANTEE

        This Sublease is subject to a guarantee of Sublessee's full and faithful performance of all Sublessee's duties, responsibilities and obligations under this Sublease and Master Lease, by Steven C. Geiszler and Erin E. Geiszler, the form of such Guarantee being attached hereto and made a part hereof. In the event any Guarantor files a petition in bankruptcy, Sublessor, in Sublessor's sole, exclusive and subjective discretion, may terminate this Sublease, pursuant to the provisions set forth in Section 19. of this Sublease, and Section 33. of the Master Lease, unless Sublessee provides a new guarantor, satisfactory to Sublessor, within thirty (30) days after notification from Sublessor.

25. RECORDING OF SUBLEASE

        Sublessor and Sublessee agree that either party may record a Memorandum of this Sublease, or other recordable form, and that the other party shall fully cooperate as required to enable such recording.

26. NOTICES

        All notices, requests or demands to be made hereunder shall be in writing at the addresses set forth below by any of the following means: (i) personal service (including service by overnight courier service); (ii) electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by personal service or by registered or certified, first class mail, return receipt requested); or (iii) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, request or demand sent pursuant to either subsection (i) or (ii) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to subsection (iii) shall be deemed received two (2) days following deposit in the mail.

       SUBLESSOR:                             SUBLESSEE:

       KLP Properties, Inc.                   Faultline Brewing Company, Inc.
       1343 Locust Street, Suite 203          1235 Oakmead Parkway
       Walnut Creek, CA 94596                 Sunnyvale, CA 94086
       Fax: (510) 933-1653                    Fax: (408) 736-2752

27. CONTINGENCIES

        The parties hereto acknowledge and agree that any and all contingencies discussed and agreed to in the Letter of Agreement between the parties, dated October 31, 1995, and executed by Sublessee on November 9, 1995, are upon the execution hereof deemed satisfied and removed, and shall no longer be of any force or effect.

        IN WITNESS WHEREOF the Sublessor and Sublessee have executed this Sublease in triplicate in Contra Costa County, California, on April 10, 1996.

SUBLESSOR:                                  SUBLESSEE:

KLP PROPERTIES, INC.                        FAULTLINE BREWING COMPANY, INC.

/s/ GARY L. PATTERSON                       /s/ STEVEN C. GEISZLER
----------------------------------          ------------------------------------
BY: GARY L. PATTERSON,                      BY: STEVEN C. GEISZLER
    PRESIDENT                                   PRESIDENT

                                            /S/ MARK PERRY
                                            ------------------------------------
                                            BY: MARK PERRY
                                                VICE PRESIDENT/OPERATIONS

                          LESSOR'S CONSENT TO SUBLEASE

The undersigned Lessor under the Master Lease, hereby consents to the foregoing Sublease (and the subordination referenced in Sections 18. and 22. of this Sublease) without waiver of any restriction in the Master Lease concerning further assignment or subletting. Lessor certifies that, as of the date of Lessor's execution hereof, Sublessor is not in default or breach of any of the provisions of the Master Lease, and that the Master Lease has not been amended or modified except as expressly set forth in the foregoing Sublease.

"LESSOR":

VASCONI/BELKA PARTNERSHIP

/s/ PETER VASCONI 04-16-96
----------------------------------
BY: PETER VASCONI

FOR: THE "JAMES AND MAURA ANNE BELKA TRUST",
U/A/D DECEMBER 12, 1984, AS TO THE SURVIVOR'S TRUST,


/s/ JAMES A. BELKA
----------------------------------
BY: JAMES A. BELKA, CO-TRUSTEE

/s/ MICHAEL JAMES BELKA
----------------------------------
BY: MICHAEL JAMES BELKA, CO-TRUSTEE

Date: 4-16-96
      ----------------------------



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